                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-121502


               PROSPECTUS SUPPLEMENT NO. 1 DATED JANUARY 27, 2005
                     (TO PROSPECTUS DATED JANUARY 19, 2005)


                                VECTOR GROUP LTD.

       5% VARIABLE INTEREST SENIOR CONVERTIBLE NOTES DUE NOVEMBER 15, 2011
                                       AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                         -----------------------------

         This prospectus supplement supplements the prospectus dated January 19, 2005 of Vector Group Ltd. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 5% Variable Interest Senior Convertible Notes due November 15, 2011 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

         The table of selling securityholders contained on pages 53 to 59 of the prospectus is hereby amended to add the following additional selling securityholders.



                                                                                          Number of
                                                        Number of                         Shares of
                                                        Shares of     Number of Shares      Common
                   Principal Amount                   Common Stock    of Common Stock       Stock
                       of Notes       Percentage of   Beneficially    That May be Sold   Beneficially  Percentage of
                     Beneficially         Notes       Owned Before    Pursuant to This   Owned After    Common Stock
                         Owned         Outstanding        This           Prospectus          This       Outstanding
      Name         That May be Sold        (1)          Offering             (2)           Offering         (3)
------------------ ------------------ --------------- -------------- ------------------- ------------- ---------------
Linden Capital         $3,820,000           4.7%              0             195,197              0              *
LP (4)

Sunrise Partners       $5,180,000           6.3%              0             264,691              0              *
Limited
Partnership (5)


----------------------
* Less than 1%.

(1) Amount of total notes outstanding includes the $13,566,000 aggregate principal amount of additional notes issuable upon exercise of all the remaining additional investment rights.

(2) Assumes conversion of all of the securityholders' notes at a conversion price of $19.57 per share of common stock. The conversion price is subject to adjustment as described under "Description of Notes-Conversion Rights" and, as a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using shares of common stock outstanding as of January 27, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder's notes. We did not assume, however, the conversion of any other securityholder's notes.

(4)   Siu Min Wong has voting and/or investment power over these securities.

(5) S. Donald Sussman has voting and/or investment power over these securities. The selling securityholder has informed us that (i) it is an affiliate of Paloma Securities L.L.C., a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
                               -------------------

         Investing in the notes and our common stock involves risks, which are described under "Risk Factors" beginning on page 14 of the prospectus.

                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is January 27, 2005.




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